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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-158526 and 333-179770 on Form S-3 and Registration Statements No. 333-85258 and No. 333-165168 on Forms S-8 of our report dated February 28, 2011 (March 1, 2013 related to the change in presentation of comprehensive income as described in Note 2), relating to the financial statements and financial statement schedule of Alliance Resource Partners, L.P. for the year ended December 31, 2010, appearing in this Annual Report on Form 10-K of Alliance Resource Partners, L.P. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
March 1, 2013

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  Exhibit 23.2